EXHIBIT 21
Subsidiaries of Central Bancorp, Inc.

Central Co-operative Bank	100% owned by the Company, incorporated under the laws of the Commonwealth of Massachusetts

Central Securities Corporation	100% owned by the Bank, incorporated under the laws of the Commonwealth of Massachusetts

Central Securities Corporation II	100% owned by the Bank, incorporated under the laws of the Commonwealth of Massachusetts

Central Bancorp Capital Trust I	100% owned by the Company, incorporated under the laws of the State of Delaware

Central Bancorp Statutory Trust II	100% owned by the Company, incorporated under the laws of the State of Connecticut